Exhibit 10.1

September 19, 2023

AGBA Group Holding Limited Via email

Attention:

Mr. Wing Fai Ng
Executive Chairman
Dear Wing Fai:

We are pleased that AGBA Group Holding Limited (the “Company” or “AGBA”) has chosen to engage Atlas Merchant Capital LLC or an affiliate (“AMC”) to render certain advisory services to the Company (the “Engagement”).

We look forward to working with you and have set forth below in this Advisory Agreement (this “Agreement”) the agreed upon terms of our Engagement.

Term of the Agreement. The term of this Agreement shall take effect on September 2, 2023 (the “Effective Date”) and shall continue until terminated by either party for any reason upon 90 days’ prior written notice.

Scope of Engagement. AMC will perform such of the following advisory services as the Company may reasonably request:

1)	AMC will familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial condition and prospects of the Company.

2)	Strategic advisory services:

a)	Lead the process to identify Possible Targets (as defined below) in the US for AGBA to engage in a Possible Transaction (as defined below);

b)	Lead the process to diligence such Possible Transactions, in close coordination with AGBA;

c)	Advise AGBA with respect to AGBA’s negotiating and structuring of a Possible Transaction;

d)	Advise AGBA on its strategy to raise any necessary capital for a Possible Transaction; and

e)	Advise AGBA regarding the process to obtain any regulatory approvals required in order to close such Possible Transaction.

3)	Any other ad hoc advice and/or services that may arise from time to time as agreed by the parties.

“Possible Transaction” means any transaction or series or combination of related transactions whereby, directly or indirectly, by merger, plan of exchange, sale, consolidation, joint venture or otherwise (a) 25% or more of the capital stock (based on shares outstanding) of a bank holding company headquartered in the United States or one of its direct or indirect subsidiaries or affiliates (collectively, a “Possible Target”) or (b) 25% or more of a Possible Target’s assets (based on book value), in each case, is transferred or exchanged to AGBA or one or more of its direct or indirect subsidiaries or affiliates.

Notwithstanding anything in the foregoing to the contrary, AMC will not, unless specifically agreed with you in writing, provide you with investment advice or recommendations, or act as a broker-dealer, in connection with any initiatives, including providing advice (from an investment perspective) on the suitability of any proposals. Furthermore, AMC shall not be deemed to be acting for, or on behalf of, the Company in any capacity whatsoever (including as a placement agent) with respect to any offering of interests to, or other investment by, any partner.

AGBA Group Holding Limited
September 19, 2023

The Company acknowledges that it is not relying on the advice of AMC for tax, legal or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any initiatives based upon such advice.

AMC will not be responsible for setting the scope of or for reviewing the Company’s due diligence exercises. Furthermore, the Company will remain solely responsible for the commercial assumptions on which any financial advice provided by AMC is based and for the decision to proceed with any initiatives.

Fees and Expenses. For our services hereunder, the Company will pay to AMC the following:

1)	Monthly Fee: Fixed fee, in cash, of $83,333.33 (Eighty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents) per month, payable in arrears on the first day of each month.

2)	Success Fee: The Company agrees to discuss in good faith with AMC any potential fees payable at the closing of a Possible Transaction (a “Success Fee”), details of which shall be separately agreed in writing between the Company and AMC. Any Success Fee shall be a usual and customary fee for a transaction of the type of the Possible Transaction.

The Monthly Fees and the Success Fee (if any) are together referred to herein as the “Fees”.

Furthermore, it is acknowledged by both parties that the Success Fee may be superseded at or around the time of closing of a Possible Transaction in the event of a more encompassing transaction between the Company and AMC. To the extent that such more encompassing transaction does occur, new written agreements executed by each of AMC and the Company, in customary form and for amounts of fees usual and customary for a transaction of such type, will explicitly address the details of such arrangements.

3)	Out of pocket expenses: Reimbursement of reasonable out-of-pocket costs incurred by AMC in connection with the provision of the services hereunder, whether or not a transaction occurs and whether incurred before or after the execution of this Agreement, provided that all such expenses shall not exceed (i) $250,000 per year in the aggregate or (ii) $50,000 per item, except as otherwise previously approved in writing by the Company. The Company shall reimburse such out-of-pocket costs on a quarterly basis, within 30 days from demand from AMC, subject to receipt by the Company of an invoice with reasonable itemization.

If this Agreement expires or is terminated by the Company other than for Cause (as defined below), AMC and the Company agree in good faith to a Success Fee pursuant to paragraph 2 of the section entitled “Fees and Expenses,” and, prior to the date that is six (6) months after such expiration or termination date, the Company consummates a Possible Transaction with a Possible Target, or enters into a definitive agreement to effect a Possible Transaction with a Possible Target, which Possible Transaction with a Possible Target is subsequently consummated, AMC shall be entitled to receive the Success Fee, if any, upon the consummation of such Possible Transaction with a Possible Target as if no such expiration or termination had occurred.

All Fees and reimbursements of expenses and other sums are payable in US Dollars to AMC. Such Fees, reimbursements of expenses and other sums payable to AMC shall be paid on the dates set out above.

Use of Information. The Company recognizes and confirms that AMC, in acting pursuant to this Engagement, will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company, and that AMC does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information where such information is obtained from legitimate sources (it being agreed that legitimate sources shall include the Company and its directors, officers, employees, agents and advisors).

AGBA Group Holding Limited
September 19, 2023

The Company agrees that any consulting services, information or advice, whether written or oral, rendered by AMC or any of its representatives in connection with this Engagement (including any opinion, report and communications between AMC and the Company) (i) may only be used and relied upon by the Company (and therefore may not be used or relied on by any third party) and (ii) is for the confidential use of the Company only in its evaluation of the initiatives referred to herein, and the Company will not, and will not permit any third party to, use it for any other purpose or disclose or otherwise refer to such services, advice or information (or this Agreement or its terms), or to AMC, in any manner without AMC’s prior written consent save for the disclosures permitted under “Certain Acknowledgements” and under the same circumstances, mutatis mutandis, in which AMC could disclose Confidential Information/information under “Confidentiality”.

Certain Acknowledgements. The Company acknowledges that AMC has been retained hereunder solely as an advisor to the Company, and not as a consultant to, adviser to, or agent of any other person, and that the Company’s Engagement of AMC is as an independent contractor and not in any other capacity including as a fiduciary. Neither this Agreement nor AMC’s performance hereunder between the Company and AMC will be deemed to create any fiduciary relationship.

AMC may, to the extent it deems appropriate and with the consent of the Company, render the services hereunder through one or more of its affiliates but will remain fully responsible and jointly and severally liable for compliance with the terms of this Agreement.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each party may, after public announcement of an initiative by the Company and at the disclosing party´s own expense, subject to prior approval by other party of the contents thereof (such approval not to be unreasonably withheld, conditioned or delayed), place announcements or advertisements in financial newspapers, journals and marketing materials describing or publicly refer to AMC’s services hereunder.

The Company understands that AMC and its affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). In recognition of the foregoing, the Company agrees that (i) AMC is not required to restrict its activities as a result of this Engagement, (ii) that the services provided hereunder are not exclusive to the Company (similarly, AMC is not engaged by the Company as its sole service provider in connection with the services hereunder or otherwise), and (iii) that AMC may undertake any business activity without further consultation with or notification to the Company.

Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of AMC’s clients. Accordingly, there may be situations where parts of the Group and/or their clients and/or AMC personnel either now have or may in the future have interests, or take actions, that may conflict with the interests of the Company. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of clients (provided however that during the term of this Agreement the Group shall not engage in trading in any securities issued by the Company or its subsidiaries (the “AGBA Securities”) or financial products having any AGBA Securities as underlying asset/s, either for their own account or on behalf of clients, without the Company’s prior written consent), and AMC personnel (including officers, directors, employees, agents, consultants and contractors) may have shareholdings or board memberships which could be deemed to conflict with the Company. AMC has policies and procedures to identify, consider and manage potential conflicts of interest.

Notwithstanding anything in the foregoing to the contrary, AMC agrees that neither AMC nor any other member of the Group shall, without obtaining the prior written consent of the Company, be engaged to act as a mergers and acquisitions financial advisor to any person with respect to its potential involvement in any transaction in relation to which AMC has advised the Company hereunder.

Neither this Agreement nor the receipt by AMC of confidential information nor any other matter shall give rise to any fiduciary duties that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, the Company agrees that neither the Group nor any personnel nor any member or business of the Group is under a duty to disclose to the Company or use on behalf of the Company any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. The Group will not use confidential information obtained from the Company except in connection with its consulting services to, and its relationship with, the Company under this Agreement.

AGBA Group Holding Limited
September 19, 2023

Confidentiality.

AMC shall:

(i)	keep confidential and not disclose to any person unless otherwise set out herein: (a) any information relating to the Company or its group provided by or on behalf of the Company at any time (whether on, before or after the date of this Agreement) and in whatever form (including in writing, orally or in digital form) in connection with the Engagement; (b) any analyses, compilations, notes, studies, memoranda or other documents produced and derived from such information, to the extent they contain or reflect such information; (c) the existence and the terms of this Agreement; (d) the fact that confidential information has been provided by the Company to AMC or that AMC has provided or will provide the services hereunder; (e) the existence, content and/or scope of any services and/or advice provided (either orally or in writing) by AMC to the Company; and (f) the existence, content or status of any communications, discussions or meetings between AMC (and/or its Representatives) and the Company (jointly, the “Confidential Information”);

(ii)	use the Confidential Information exclusively for the Engagement;

(iii)	store the Confidential Information securely with at least with the same security measures and degree of care that AMC applies to its own confidential information;

(v)	inform the Company as soon as reasonably practicable if AMC becomes aware that any Confidential Information has been disclosed to (or accessed by) a person to whom disclosure is not permitted by this Agreement; and

(vi)	handle the Confidential Information in accordance with applicable law and the rules of any governmental authority to whom AMC or any of its Representatives is subject, and not use the Confidential Information in any manner that violates applicable law or any such rules.

Notwithstanding the foregoing, AMC shall:

1.	be free to make disclosures or announcements required by any law, regulation or order of a court or pursuant to an order, requirement or request of a regulatory body, self-regulatory authority or a competent court having authority over AMC, or pursuant to governmental action or necessary in the view of AMC to seek to establish any defense in any legal or regulatory proceeding or investigation or otherwise to comply with its own regulatory obligations, provided however that, (x) AMC shall, to the extent permitted by law or any such rules or request, notify the Company as soon as reasonably practicable and consult with the Company regarding the nature, timing and content of the proposed disclosure and cooperate with the Company, at the Company’s cost, in any lawful actions that the Company may seek in order to restrict or limit any such mandatory disclosure, and, when such prior notice or consultation is not permitted, inform the Company as soon as it is permissible by law or any such rules or request, and, when such prior notice or consultation is not practicable given the nature or timing of the order, requirement or request from a regulatory body, self-regulatory authority or competent court having authority over AMC, inform the Company as soon as practicable thereafter; and (y) AMC shall disclose only that portion of the Confidential Information which is requested or legally required to be disclosed and make the recipients aware of the confidential nature of the information;

2.	not be obliged to treat any information as Confidential Information which is in the public domain when given or which later comes into the public domain (otherwise than by breach of this letter) or which was or becomes available to AMC from a source not known to AMC to be subject to an obligation to the Company to keep such information confidential;

AGBA Group Holding Limited
September 19, 2023

3.	be free to make any disclosure if the Company specifically consents to such disclosure in writing in advance; and

4.	be free to make any disclosure to (i) its affiliates and its own, and its affiliates’, directors, officers, employees, agents and professional advisors who need to know the Confidential Information to enable the provision of services hereunder and (ii) any Indemnified Person and its professional advisers (jointly, the “Representatives”), provided that (y) the Representatives are made aware of the confidential nature of the Confidential Information and are bound by appropriate obligations or duties of confidentiality and (z) AMC instructs each of its Representatives to whom Confidential Information is made available to comply with the covenants, obligations and undertakings set forth in this clause “Confidentiality” (and AMC shall be liable for all actions or omissions of its Representatives that would have constituted a breach of this this clause “Confidentiality”) as if each of its Representatives were a party to this Agreement and had undertaken the same obligations as AMC is undertaking under this Agreement.

AMC shall have no duty to disclose to, or utilize for the benefit of, the Company, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business.

The Company may provide AMC with information which may be considered to be inside information for the purposes set forth in applicable securities market regulations relating to the Company as required for the provision of the services hereunder.

Within 15 days of receipt of a written demand from the Company and at the Company’s sole cost and expense as a reimbursable expense pursuant to clause “Fees and Expenses”, AMC shall use its commercially reasonable efforts (and instruct its Representatives to use their commercially reasonable efforts) to destroy all Confidential Information in the possession of AMC or any of its Representatives. For the avoidance of doubt, this obligation extends to (a) Confidential Information of any nature whatsoever and in any form whatsoever, (b) all copies of any such information and (c) to the extent containing or reflecting Confidential Information, any information, analyses, compilations, notes, studies, memoranda or other documents derived therefrom. This obligation to destroy the Confidential Information shall not apply to the extent that: (a) the person obligated to destroy such information is required to retain the Confidential Information in order to comply with the law or the rules of or, at the request of, any governmental authority or self-regulatory authority to whom AMC or any of its Representatives is subject, with internal compliance and auditing policies, or with professional standards or indemnity insurance requirements, in which case such destruction obligation shall not apply only for so long as destruction of the Confidential Information would preclude compliance therewith and only to the extent that the Confidential Information so retained is used to secure such compliance; (b) the retention thereof is reasonably necessary to support any advice given or is contained or reflected in the minutes or working papers of any decision making bodies, in which case any such Confidential Information so retained may be used only for such support purposes; or (c) any of such Confidential Information is automatically stored on back-up electronic storage systems pursuant to general internal back-up procedures.

The confidentiality obligations of AMC under this clause “Confidentiality” shall terminate on the date that is two years from the date of this Agreement.

Indemnity. In connection with the Engagement, the Company hereby undertakes to AMC that if any of AMC, its affiliates, the respective directors, officers, agents, employees and representatives of AMC and its affiliates and each other person, if any, controlling AMC or its affiliates (each an “Indemnified Person”) incurs any liability, claim (including third-party claims), damages, cost, loss, expense (including, without limitation, any reasonable legal fees, costs and expenses arising out of or incurred in connection with any action, proceeding or investigation brought against any Indemnified Person in connection with the engagement or any matter referred to herein), liability or damages arising out of, related to, or in connection with, the services provided hereunder or the engagement of AMC pursuant to, and the performance by AMC of the services contemplated by, this Agreement (each, a “Loss”), the Company shall pay to AMC an amount equal to such Loss as soon as reasonably practicable upon request.

AGBA Group Holding Limited
September 19, 2023

No amount shall be payable by the Company hereunder in respect of any Loss which is finally judicially determined by a court of competent jurisdiction to result primarily from the actual fraud, bad faith, wilful misconduct, or gross negligence (as interpreted under the laws of the State of New York) of any Indemnified Person in connection with providing the services under this Agreement.

AMC shall provide written notice including details of the claim and any reasonable related supporting documentation not subject to any legal privilege (an “Indemnity Notice”) to the Company as promptly as practicable after receipt of written notice of any claim for which any Indemnified Person may seek indemnification or expense reimbursement hereunder; provided, however, that failure by AMC to so notify the Company in writing shall not relieve the Company from its obligations hereunder except to the extent the Company is prevented from timely defending the claim or is otherwise prejudiced as a result of a lack of timely notice. If any Indemnified Person is entitled to indemnification hereunder with respect to any action or proceeding for monetary damages brought by a third party (i.e., a party other than the Company or its affiliates), the Company shall, upon written notice to AMC promptly (and in any event within five (5) business days) after receipt by the Company of an Indemnity Notice, be entitled to assume the defence of any such action or proceeding with its elected counsel (which counsel shall be reasonably satisfactory to AMC) and at the Company’s sole cost and expense, provided however that you permit an Indemnified Person and counsel retained by such Indemnified Person at its expense to participate in such defence. For the avoidance of doubt, prior to the Company’s assumption of the defence of any such action or proceeding in writing in accordance with this paragraph, the Indemnified Person shall be entitled to conduct such defence, provided however that no Indemnified Person seeking indemnification or reimbursement hereunder will, without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to herein for which indemnification or contribution may be sought against the Company hereunder. Notwithstanding the foregoing, in the event (a) the Company fails to promptly assume the defence and employ counsel reasonably satisfactory to AMC or (b) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to local counsel) to represent or defend such Indemnified Person in such action or proceeding, and the Company agrees to pay the reasonable and documented fees and disbursements of such separate counsel; provided however that the Company will not, in connection with any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). The Company will not, without AMC’s prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under this agreement, unless such settlement, compromise or consent includes an express and unconditional release of AMC and each other Indemnified Person from all liability and obligations arising therefrom and does not include any admission of fault on the part of AMC or any other Indemnified Person.

AMC Liability. AMC shall indemnify and hold the Company, its affiliates and/or their directors and/or employees harmless from any Loss incurred by any of them which is finally judicially determined by a court of competent jurisdiction to have resulted primarily from the actual fraud, bad faith, wilful misconduct, or gross negligence (as interpreted under the laws of the State of New York) of any Indemnified Person in providing the services hereunder, in all cases up to the amount of the Fees actually received by AMC under this Agreement. The Company hereby agrees that no Indemnified Person will have any liability whatsoever to the Company, its affiliates and/or their directors and/or employees (whether direct or indirect, in contract, tort or otherwise) for any other Loss. Without prejudice to any claim the Company may have against AMC, no proceedings may be taken against any director, officer, employee, agent or other representative of AMC or any of its affiliates in respect of any claim the Company may have against AMC or any of its affiliates.

AGBA Group Holding Limited
September 19, 2023

Termination of Engagement.

The Company or AMC may at any time terminate this Agreement (i) as provided in “Term of the Agreement” above or (ii), for Cause, except that the following shall survive any termination and remain in full force and effect: (i) accrued rights and liabilities, including for any Fees earned and expenses incurred by AMC at the date of termination or expiration, as set out in the section “Fees and Expenses”; and (ii) the matters set out in this section and under the captions “Use of Information,” “Confidentiality,” “Certain Acknowledgements,” “Indemnity,” “AMC Liability” and “Miscellaneous.” “Cause” means that in the performance of its services hereunder, AMC is grossly negligent or engaged in willful misconduct and, if able to be cured, AMC fails to cure such breach within 10 business days after written notice from the Company of such breach.

In the event of any termination of the Engagement by the Company with effect before year end (except for Cause), AMC will be paid (i) the Monthly Fee reduced proportionally based on the time elapsed between the beginning of the relevant month and the effective termination date, and (ii) outstanding expense reimbursements (subject to the monetary caps set forth in paragraph 3 of the section “Fees and Expenses.”

IP Rights on the Company’s Information. All information provided by or on behalf of the Company in connection with this Agreement shall remain the property of the relevant member of the Company’s group and its disclosure shall not confer on AMC or any other person any intellectual property or other rights over such information whatsoever beyond the limited use rights expressly provided for herein.

Data Protection. AMC acknowledges that the provision of services hereunder is not expected to require the processing of personal data by AMC on behalf of the Company or by the Company on behalf of AMC. If such processing is required at any time during the term of this Agreement, AMC shall notify the Company in writing of such requirement and the parties will, in advance of such personal data processing, enter into an agreement regulating such personal data processing as well as comply with any other requirements set out under applicable data protection laws.

Each party will be responsible for its own compliance with applicable data protection laws.

Miscellaneous. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York.

Each of the parties irrevocably agrees that the courts of New York are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

Each party acknowledges and agrees that any controversy which may arise under this Agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) such party understands and has considered the implications of the foregoing waiver; (iii) such party makes the foregoing waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, this mutual waiver and certification.

If any term or provision or part thereof of this Agreement is found to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or the remaining part of such term or provision, or invalidate or render unenforceable such term or provision or part therefore in any other jurisdiction. Upon determination that any term or provision or part thereof is invalid, illegal or unenforceable, such valid, legal and enforceable term or provision (or part thereof) as corresponds as closely as possible to the commercial intention of the parties shall apply.

AGBA Group Holding Limited
September 19, 2023

Each party acknowledges that communications between the parties may involve the use of e-mail or other electronic means of communication and that such electronic communications are not secure or virus or error free and could be intercepted, corrupted, lost, destroyed or arrive late. Each party agrees that the other party and any of its affiliates may monitor, record and retain communications between AMC and the Company.

For the avoidance of doubt, with regard to any references to number in this Agreement, the singular shall include the plural and vice versa and words denoting natural persons shall include any other persons.

This Agreement constitutes the entire agreement between the parties in relation to the subject matter herein and any amendments hereto shall only be effective if in writing and signed by both parties.

This Agreement or any amendment hereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one agreement (or amendment, as the case may be), and delivery of an executed signature page by facsimile or electronic mail in portable document format (PDF) will be effective as delivery of a manually executed signature page. For the avoidance of doubt, a party’s execution and delivery of this Agreement (or amendment) by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement (or amendment) by or on behalf of such party and shall bind such party to the terms of this Agreement (or amendment).

We are delighted to accept this Engagement and look forward to working with you on this matter. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this Agreement.

Yours faithfully,

Atlas Merchant Capital LLC

By:	/s/ David Schamis
David Schamis
Founding Partner and Chief Investment Officer

Accepted and agreed to as of the date set forth above:

AGBA Group Holding Limited

By:	/s/ Wing Fai Ng
Wing Fai Ng
Executive Chairman